Exhibit 32.1

Amended Written Statement of the Chief Executive and Acting Chief Financial Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer and Acting Principal Financial Officer of Human BioSystems (the "Company"),  hereby certify, based on  my  knowledge,  that  the Amended Quarterly Report  on Form 10-QSB/A of the Company  for  the  quarter ended September 30, 2007  (the "Report") fully complies  with  the requirements of Section 13(a) of the Securities Exchange Act  of 1934  and that information contained in the Report fairly presents,  in all material respects, the financial condition  and results of operations of the Company.

Date: December 18, 2007

/s/Harry Masuda

Harry Masuda

Chief Executive Officer and Acting Chief Financial Officer